FOR IMMEDIATE RELEASE

BED BATH & BEYOND INC. REPORTS RESULTS
FOR FISCAL 2018 SECOND QUARTER

•	Net Earnings Per Diluted Share of $.36, In-Line with Company Model

•	Net Sales Flat to Prior Year; Comparable Sales Declined Approximately 0.6%

•	Cash and Investments Balance Increased Approximately $532 Million

•	Board of Directors Declares Quarterly Dividend of $.16 Per Share

UNION, New Jersey, September 26, 2018 --- Bed Bath & Beyond Inc. (Nasdaq: BBBY) today reported financial results for the second quarter of fiscal 2018 ended September 1, 2018.

Fiscal 2018 Second Quarter Results

For the fiscal 2018 second quarter, the Company reported net earnings of $.36 per diluted share ($48.6 million), compared with $.67 per diluted share ($94.2 million) for the fiscal 2017 second quarter. Net sales for the fiscal 2018 second quarter were approximately $2.9 billion, flat to the prior year quarter. Comparable sales in the fiscal 2018 second quarter decreased by approximately 0.6%, and included strong sales growth from the Company’s customer-facing digital channels, and sales from stores that declined in the mid-single-digit percentage range.

Capital Allocation

The Company’s Board of Directors today declared a quarterly dividend of $.16 per share payable on January 15, 2019 to shareholders of record at the close of business on December 14, 2018.

During the fiscal 2018 second quarter, the Company repurchased approximately $41 million of its common stock, representing approximately 2.1 million shares, under its existing $2.5 billion share repurchase program. As of September 1, 2018, the program had a remaining balance of approximately $1.4 billion.

The Company ended the fiscal 2018 second quarter with approximately $1.1 billion in cash and investment balances, an increase of approximately $532 million, compared with approximately $563 million at the end of the fiscal 2017 second quarter.

Fiscal 2018

During the conference call with analysts and investors, the Company plans to review its quarterly results and its financial planning assumptions for fiscal 2018.

The Company’s planning assumptions reflect actual results through the fiscal second quarter, the current trends the Company has been experiencing, and other factors to be discussed on the conference call. Based on its planning assumptions, the Company has slightly reduced its net sales model, with comparable sales to be relatively flat to last year, and net earnings per diluted share for the full year to be at the low end of its previously modeled range, at about $2.00.

In connection with its three-year financial goals that comprise its vision for 2020, the Company remains on track to achieve moderating declines in operating profit and net earnings per diluted share in fiscal 2018 and fiscal 2019, and to achieve growth in net earnings per diluted share by fiscal 2020.

Fiscal 2018 Second Quarter Conference Call and Investor Presentation

Bed Bath & Beyond Inc.’s fiscal 2018 second quarter conference call may be accessed by dialing 1-888-771-4371, or if international, 1-847-585-4405, using conference ID number 47547438. The replay of the call can be accessed by dialing 1-888-843-7419, using conference ID number 47547438. The call and replay can also be accessed via audio webcast on the investor relations section of our website at www.bedbathandbeyond.com.

The Company has also made available an Investor Presentation on the investor relations section of its website that provides information related to its strategic initiatives, fiscal second quarter financial results, and modeling assumptions for fiscal 2018.

About the Company

Bed Bath & Beyond Inc. and subsidiaries (the “Company”) is an omnichannel retailer selling a wide assortment of domestics merchandise and home furnishings which operates under the names Bed Bath & Beyond, Christmas Tree Shops, Christmas Tree Shops andThat! or andThat!, Harmon, Harmon Face Values or Face Values, buybuy BABY and World Market, Cost Plus World Market or Cost Plus. Customers can purchase products either in-store, online, with a mobile device or through a customer contact center. The Company generally has the ability to have customer purchases picked up in-store or shipped direct to the customer from the Company’s distribution facilities, stores or vendors. In addition, the Company operates Of a Kind, an e-commerce website that features specially commissioned, limited edition items from emerging fashion and home designers; One Kings Lane, an authority in home décor and design, offering a unique collection of select home goods, designer and vintage items; PersonalizationMall.com, an industry-leading online retailer of personalized products; Chef Central, an online retailer of kitchenware, cookware and homeware items catering to cooking and baking enthusiasts; and Decorist, an online interior design platform that provides personalized home design services. The Company also operates Linen Holdings, a provider of a variety of textile products, amenities and other goods to institutional customers in the hospitality, cruise line, healthcare and other industries. Additionally, the Company is a partner in a joint venture which operates retail stores in Mexico under the name Bed Bath & Beyond.

The Company operates websites at bedbathandbeyond.com, bedbathandbeyond.ca, worldmarket.com, buybuybaby.com, buybuybaby.ca, christmastreeshops.com, andthat.com, harmondiscount.com, facevalues.com, ofakind.com, onekingslane.com, personalizationmall.com, chefcentral.com, decorist.com, harborlinen.com, and t-ygroup.com. As of September 1, 2018, the Company had a total of 1,560 stores, including 1,018 Bed Bath & Beyond stores in all 50 states, the District of Columbia, Puerto Rico and Canada, 281 stores under the names of World Market, Cost Plus World Market or Cost Plus, 121 buybuy BABY stores, 83 stores under the names Christmas Tree Shops, Christmas Tree Shops andThat! or andThat!, and 57 stores under the names Harmon, Harmon Face Values or Face Values. During the fiscal second quarter, the Company opened one Bed Bath & Beyond store and two World Market stores. The joint venture, to which the Company is a partner, operates ten stores in Mexico under the name Bed Bath & Beyond.

Forward-Looking Statements

This press release may contain forward-looking statements. Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, approximate, estimate, assume, continue, model, project, plan, goal, and similar words and phrases. The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors. Such factors include, without limitation: general economic conditions including the housing market, a challenging overall macroeconomic environment and related changes in the retailing environment; consumer preferences, spending habits and adoption of new technologies; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; civil disturbances and terrorist acts; unusual weather patterns and natural disasters; competition from existing and potential competitors across all channels; pricing pressures; liquidity; the ability to achieve anticipated cost savings, and to not exceed anticipated costs, associated with organizational changes and investments; the ability to attract and retain qualified employees in all areas of the organization; the cost of labor, merchandise and other costs and expenses; potential supply chain disruption due to trade restrictions, political instability, labor disturbances, product recalls, financial or operational instability of suppliers or carriers, and other items; the ability to find suitable locations at acceptable occupancy costs and other terms to support the Company’s plans for new stores; the ability to establish and profitably maintain the appropriate mix of digital and physical presence in the markets it serves; the ability to assess and implement technologies in support of the Company’s development of its omnichannel capabilities; uncertainty in financial markets; volatility in the price of the Company’s common stock and its effect, and the effect of other factors, on the Company’s capital allocation strategy; disruptions to the Company’s information technology systems including but not limited to security breaches of systems protecting consumer and employee information or other types of cybercrimes or cybersecurity attacks; reputational risk arising from challenges to the Company’s or a third party product or service supplier’s compliance with various laws, regulations or standards, including those related to labor, health, safety, privacy or the environment; reputational risk arising from third-party merchandise or service vendor performance in direct home delivery or assembly of product for customers; changes to statutory, regulatory and legal requirements, including without limitation proposed changes affecting international trade; changes to, or new, tax laws or interpretation of existing tax laws; new, or developments in existing, litigation, claims or assessments; changes to, or new, accounting standards; foreign currency exchange rate fluctuations; and the integration of acquired businesses. The Company does not undertake any obligation to update its forward-looking statements.

INVESTOR CONTACT:

Janet M. Barth    (908) 613-5820

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	September 1, 2018	August 26, 2017	September 1, 2018	August 26, 2017

Net sales	$2,935,018	$2,936,357	$5,688,685	$5,678,498

Cost of sales	1,946,457	1,867,798	3,735,276	3,609,824

Gross profit	988,561	1,068,559	1,953,409	2,068,674

Selling, general and administrative expenses	909,703	899,712	1,793,322	1,752,816

Operating profit	78,858	168,847	160,087	315,858

Interest expense, net	14,611	19,166	31,343	35,746

Earnings before provision for income taxes	64,247	149,681	128,744	280,112

Provision for income taxes	15,608	55,451	36,529	110,599

Net earnings	$48,639	$94,230	$92,215	$169,513

Net earnings per share - Basic	$0.36	$0.67	$0.68	$1.21
Net earnings per share - Diluted	$0.36	$0.67	$0.68	$1.20

Weighted average shares outstanding - Basic	135,410	139,868	135,698	140,599
Weighted average shares outstanding - Diluted	135,675	140,211	136,138	141,176

Dividends declared per share	$0.16	$0.15	$0.32	$0.30

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, except per share data)
(unaudited)

	September 1, 2018	August 26, 2017
Assets

Current assets:
Cash and cash equivalents	$869,297	$464,062
Short term investment securities	205,916	—
Merchandise inventories	2,813,588	2,878,638
Prepaid expenses and other current assets	387,343	187,664

Total current assets	4,276,144	3,530,364

Long term investment securities	19,742	99,157
Property and equipment, net	1,881,957	1,834,470
Goodwill	716,283	707,127
Other assets	425,737	611,541

	$7,319,863	$6,782,659

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable	$1,366,161	$1,168,092
Accrued expenses and other current liabilities	748,629	486,719
Merchandise credit and gift card liabilities	329,227	318,407
Current income taxes payable	—	15,802

Total current liabilities	2,444,017	1,989,020

Deferred rent and other liabilities	427,118	514,902
Income taxes payable	54,010	65,203
Long term debt	1,492,310	1,491,836

Total liabilities	4,417,455	4,060,961

Shareholders' equity:

Preferred stock - $0.01 par value; authorized - 1,000 shares; no shares issued or outstanding	—	—

Common stock - $0.01 par value; authorized - 900,000 shares; issued 342,708 and 341,582, respectively; outstanding 138,051 and 143,242 shares, respectively	3,427	3,416
Additional paid-in capital	2,096,282	2,022,826
Retained earnings	11,386,561	11,130,348
Treasury stock, at cost; 204,657 and 198,340 shares, respectively	(10,530,712)	(10,399,254)
Accumulated other comprehensive loss	(53,150)	(35,638)

Total shareholders' equity	2,902,408	2,721,698

	$7,319,863	$6,782,659

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands, unaudited)

	Six Months Ended
	September 1, 2018	August 26, 2017
Cash Flows from Operating Activities:

Net earnings	$92,215	$169,513
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	161,668	148,497
Stock-based compensation	37,043	36,904
Deferred income taxes	(4,074)	(10,707)
Other	(1,029)	182
(Increase) decrease in assets, net of effect of acquisitions:
Merchandise inventories	(85,805)	31,852
Trading investment securities	(4,174)	(9,221)
Other current assets	175,479	10,590
Other assets	1,475	(4,052)
Increase (decrease) in liabilities, net of effect of acquisitions:
Accounts payable	218,945	22,004
Accrued expenses and other current liabilities	51,734	2,723
Merchandise credit and gift card liabilities	5,774	8,604
Income taxes payable	(7,268)	(46,766)
Deferred rent and other liabilities	(2,967)	4,578

Net cash provided by operating activities	639,016	364,701

Cash Flows from Investing Activities:

Purchase of held-to-maturity investment securities	(121,625)	—
Redemption of held-to-maturity investment securities	298,125	—
Capital expenditures	(181,541)	(176,955)
Payment for acquisition, net of cash acquired	—	(5,207)

Net cash used in investing activities	(5,041)	(182,162)

Cash Flows from Financing Activities:

Proceeds from exercise of stock options	—	10,161
Payment of dividends	(43,401)	(39,241)
Repurchase of common stock, including fees	(62,740)	(183,715)

Net cash used in financing activities	(106,141)	(212,795)

Effect of exchange rate changes on cash and cash equivalents	(4,677)	5,989

Net increase (decrease) in cash and cash equivalents	523,157	(24,267)

Cash and cash equivalents:
Beginning of period	346,140	488,329
End of period	$869,297	$464,062